Exhibit 99.1

3555 Veterans Memorial Highway, Suite C
Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports Fiscal 2017

Fourth Quarter and Year End Financial Results

RONKONKOMA, NY – April 26, 2017 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2017 fourth quarter and full year ended January 31, 2017.

For financial reporting presentation purposes, the operating results in Brazil are excluded from many of the statements in this announcement because the Company’s transfer of the stock of its Brazilian subsidiary in July 2015, as described below, has resulted in discontinued operations accounting. Commencing with its first fiscal quarter 2016 ended April 30, 2015, historical and future financial results from the Brazilian operations are reflected as discontinued operations in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Discontinued operations accounting entails the reclassification of all of the financial results of the Brazil operations within the consolidated financial results of the Company. The global operations of Lakeland excluding Brazil are shown in financial reports as continuing operations. All statements and information in this announcement have been presented or are restated to exclude Brazil, except where noted. On July 31, 2015, the Company completed a conditional closing of the transfer of all of the stock of its then wholly-owned Brazilian subsidiary (“Lakeland Brazil”) to Zap Comércio de Brindes Corporativos Ltda (the “Transferee”), a company owned by a then existing Lakeland Brazil manager. This transfer is pursuant to a Shares Transfer Agreement entered into on June 19, 2015. The transactions contemplated by the Shares Transfer Agreement, which were deemed finalized between the two parties as of July 31, 2015, were legally consummated upon approval of Brazil Tax Authorities in October 2015. Pursuant to the Shares Transfer Agreement, the Transferee has acquired all of the shares of Lakeland Brazil owned by the Company.

Fiscal 2017 Fourth Quarter Financial Results Highlights

•	Significant traction for strategic initiatives focusing on profitability, cash flow and expense management while investing in future growth opportunities
•	Consolidated revenues of $20.3 million were marginally lower as compared with $20.5 million in first quarter of fiscal 2017
•	Results for year-over-year revenues reflects the Company’s shift towards higher margin and new products, the global economic slowdown particularly for the oil and gas sector, and currency declines in fiscal 2017 as compared to same period in fiscal 2016 which reduces revenues reported on a consolidated GAAP basis in U.S. dollars
•	Consolidated gross profit for 4Q17 of $7.8 million increased 30% from $6.0 million in 4Q16 driven by sales of higher margin products targeted at new vertical markets and successful labor and raw material cost management
•	Gross margin as a percentage of sales in 4Q17 was 38.2%, up from 29.4% in 4Q16 and 36.7% in 3Q17
•	Operating expenses decreased to $5.9 million in 4Q17 or 6.4% from $6.3 million in 4Q16 despite lower sales and marketing spending for entry into new markets and new product development in second half of fiscal 2017
•	Operating income increased to $1.9 million or to 9.1% as a percentage of sales in 4Q17 from an operating loss of ($0.3) million or (1.5%) as a percentage of sales in 4Q16
•	Net income increased to $0.9 million in 4Q17 from a net loss of $(0.1) million in 4Q16
•	Earnings per share of $0.13 in 4Q17 up from loss per share of ($0.01) in 4Q16
•	Free cash flow of $1.4 million in 4Q17 increased from negative free cash flow of ($0.6) million in 4Q16
•	Positive cash flow brings cash at end of quarter to $10.4 million, up 22% from $8.5 million at the end of 3Q17, and up 49% from $7.0 million at beginning of fiscal year
•	Full year debt reduced by $7.6 million or 57%
•	Stockholders’ equity increased by $4 million or nearly 6% in fiscal 2017

Management’s Comments

Christopher J. Ryan, President and Chief Executive Officer of Lakeland Industries, stated, “Our performance in the fourth quarter of fiscal 2017 demonstrates significant traction in the strategic initiatives we’ve taken to improve our global presence and competitiveness while executing with operational effectiveness. We have been leveraging the advantages of our unique operating platform to deliver growth in profitability and cash flow even as global industry conditions remain somewhat stagnant. At the same time, we have strengthened our balance sheet while investing in future growth opportunities.

“On a 1% reduction in sales from the prior year period, in the fourth quarter of fiscal 2017 we increased gross profit by 29%. The gross profit growth is attributable to improvement in our sales mix resulting from our efforts to introduce new, higher margin products while better managing our costs and supply chain. Meanwhile, we decreased operating expenses by 6%. Productivity has been bolstered by effective management of overhead expenses and investment in new information systems. We have been working closely with our operations teams around the world to implement global cost savings, improve inventory management, and other measures to enhance performance. One of the favorable outcomes from these initiatives has been inventory levels at the end of the fiscal year declining by $5.3 million, or 13%, since the end of fiscal 2016.”

“More important is that we have seen continued momentum in our business on a consolidated global basis that began at the start of fiscal 2017. This progress was masked through the first three quarters of fiscal 2017 by the Ebola and bird flu emergency demand for our products in the first nine months of fiscal 2016 that led to an unusually strong fiscal 2016, without such emerging sales in fiscal 2017. Foreign currency fluctuations and continued softness in the oil and gas sector also negatively weighed on our results. In turn, we took steps to drive new avenues of growth, including the addition of higher margin products targeting new vertical or end user applications in our more established operating regions.”

“We have entered into additional geographic markets and plan to continue our international diversification. In fiscal 2017, we hired three salespeople targeting Asian markets, including Thailand, Indonesia and Malaysia. Lakeland will be formally entering Germany this year and adding a new salesperson in Mexico this month. In addition, we have made progress in Russia with new product licensing, added a new distributor to accelerate activities in The Philippines, and brought on additional manufacturing capacity to a pilot facility in India which will help in reducing costs and provide time-to-market advantages. Three salespeople were added in the US during fiscal 2017 to help get our new cleanroom products into the market as well as to broaden our reach into the utility and fire resistant apparel markets for which we offer higher margin proprietary-designed garments. These initiatives have been or will likely be modestly incremental to our overhead with minimal contributions to revenue thus far. We expect more meaningful benefits as the year progresses.”

“On the heels of our investments in future growth, we are pleased to have increased cash flow which has been applied toward the strengthening of our financial position. Cash flow from operations in fiscal 2017 was $11.5 million, an impressive turnaround from cash used in operations of $0.5 million in the prior year. All of our debt in China was paid off in fiscal 2017. Total company debt was reduced by $7.6 million, or nearly 57%, during the year. With our cash flow from operations aided by notable contribution of inventory reductions, our cash balance at the end of the year increased by $3.3 million, or nearly 48%, from the end of the prior year while stockholders’ equity improved by 6%. With a strong balance sheet and an enhanced global position for sales and manufacturing, we are encouraged for what lies ahead in fiscal 2018.”

Fiscal 2017 Fourth Quarter Financial Results

Net sales from continuing operations was $20.3 million for the three months ended January 31, 2017 compared to $20.5 million for the three months ended January 31, 2016. As compared to the year earlier period, overall sales volume was modestly reduced due to global softness in the industrial sector partially resulting from the continued downturn in the oil and gas industry, as well as currency headwinds in several of the foreign countries in which the Company has operations, partially offset by increased sales of new products and from entry into new geographic markets. On a consolidated basis in U.S. currency for the fourth quarter of fiscal 2017, domestic sales were $11.3 million or 55% of total revenues and international sales were $9.0 million or 45% of total revenues. This compares with domestic sales of $10.6 million or 52% of the total, and internationals sales of $9.9 million or 48% of the total in the same period of fiscal 2016.

Among the Company’s larger international operations, sales in China and to the Asia Pacific Rim were up 1% or $0.1 million, amid increased intercompany sales from its Chinese factories to sister companies internationally and currency headwinds. Canada sales increased by 6% or $0.06 million, as that country benefited from the effective implementation of market share attainment strategies, partially offset by softness in the oil and gas sector. The sales volume in Canada set another company record. UK sales decreased by $0.6 million, or 24%, mostly due to Brexit uncertainties and continuing currency challenges. Sales in Russia and Kazakhstan increased $0.3 million as unit sales increased and new products sales gained traction. Latin America sales increased $0.1 million, or 10%, due to improved sales production in new and existing territories, which was partially offset by a depressed commodities market which curtails agriculture and mining activities that require personal protective apparel.

Gross profit increased $1.7 million, or 29.0%, to $7.8 million for the three months ended January 31, 2017, from $6.0 million for the three months ended January 31, 2016. Gross profit as a percentage of net sales increased to 38.2% for the three months ended January 31, 2017 from 29.4% for the same period of fiscal 2016. Gross margins for disposable products, the Company’s largest product line, improved 14.5 percentage points in spite of the lower year-over-year volume as the Company continues to contain costs and maximize production efficiency. Further driving gross margins is the introduction of higher value products to new vertical markets.

Operating expenses decreased to $5.9 million for the three months ended January 31, 2017 from $6.3 million for the three months ended January 31, 2016. Operating expenses as a percentage of net sales was 29.1% for the fourth quarter of fiscal 2017 as compared with 30.8% for the fourth quarter of fiscal 2016. The main factor for the decrease in operating expenses from the earlier period is the ongoing operational cost containment initiatives, partially offset by new salespeople and commissions as part of the Company’s international and domestic expansions.

Operating profit was $1.8 million for the three months ended January 31, 2017, up from an operating loss of ($0.3) million for the quarter ended January 31, 2016. The improvement from the year ago period was mainly a result of higher gross profit and reduced general and administrative expenses. Operating margins were 9.1% for the three months ended January 31, 2017, compared to (1.5)% for the year ago period.

Net income was $0.9 million for the three months ended January 31, 2017, up from a net loss of ($0.1) million in the three months ended January 31, 2016. The results for the three months ended January 31, 2017 as compared with the same period of fiscal 2016 are primarily due to an improved product mix, manufacturing cost reductions, and effective expense management.

Fiscal 2017 Full Year Financial Results

Net sales from continuing operations was $86.2 million for the fiscal year ended January 31, 2017 compared to $99.6 million for the fiscal year ended January 31, 2016. As compared to the year earlier period, overall sales volume was reduced due to the elimination of Ebola and bird flu emergency sales in the prior year, global softness in the industrial sector partially resulting from the continued downturn in the oil and gas industry, as well as currency headwinds in several of the foreign countries in which the Company has operations, partially offset by increased sales of new products and from entry into new geographic markets. On a consolidated basis in U.S. currency for the fiscal 2017, domestic sales were $46.5 million or 54% of total revenues and international sales were $39.6 million or 46% of total revenues. This compares with domestic sales of $56.5 million or 57% of the total and internationals sales of $43.1 million or 43% of the total in fiscal 2016.

Gross profit was $31.6 million for the year ended January 31, 2017, down from $36.3 million for the year ended January 31, 2016. Gross profit as a percentage of net sales marginally increased to 36.7% for the year ended January 31, 2017 from 36.5% for fiscal year 2016. Gross margins for disposable products, the Company’s largest product line, improved 4.9 percentage points in spite of the lower year-over-year volume as the Company continues to contain costs and maximize production efficiency. Further driving gross margins is the introduction of higher value products to new vertical markets that increased throughout the year.

Operating expenses marginally increased to $24.8 million for the year ended January 31, 2017 from $24.5 million for the year ended January 31, 2016. Operating expenses as a percentage of net sales was 28.8% for fiscal year 2017 as compared with 24.6% for fiscal year 2016. The main factors for the increase in operating expenses from the earlier year are personnel costs for sales and marketing pertaining to the entry into new geographic and vertical markets and for new product development, partially offset by ongoing operational cost containment initiatives.

Operating profit was $6.8 million for the year ended January 31, 2017, down from operating profit of $11.8 million for the year ended January 31, 2016. Operating margins were 7.9% for the year ended January 31, 2017, compared to 11.9% for the year ended January 31, 2016. Net income was $3.9 million for the year ended January 31, 2017, down from $7.8 million for fiscal year 2016. The results for fiscal 2016 were elevated in the first three quarters of the year due to higher margin emergency sales relating to Ebola and bird flu outbreaks.

As of January 31, 2017, Lakeland had cash and cash equivalents of approximately $10.4 million and working capital of $47.8 million. Cash and cash equivalents increased $3.3 million or 48.6% from the beginning of the fiscal year, while working capital increased by $5.6 million for an improvement of 13.2%. The Company’s $15 million revolving credit facility had $4.9 million of borrowings outstanding as of January 31, 2017, with availability of $10.1 million. The borrowings under the credit facility have been reduced by approximately $4.6 million since the beginning of the fiscal year, with an additional $3.0 million reduction during the same period for other indebtedness. Total debt outstanding at January 31, 2017 was $5.8 million, down from $13.4 million at the beginning of the fiscal year.

No stock was acquired as part of the Company’s $2.5 million stock repurchase program, which was approved on July 19, 2016.

Financial Results Conference Call

Lakeland will host a conference call at 4:30 pm eastern today to discuss the Company’s fiscal 2017 fourth quarter and year end financial results. The call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO, and Teri W. Hunt, Lakeland’s Chief Financial Officer. Investors can listen to the call by dialing 888-347-6609 (Domestic) or 412-902-4291 (International) or 855-669-9657 (Canada).

For a replay of this call through May 3, 2017, dial 877-344-7529 (Domestic) or 412-317-0088 (International) or 855-669-9658 (Canada), Pass Code 10105453.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	512-551-9296
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Teri W. Hunt, TWHunt@lakeland.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Operating Results as Restated for Discontinued Operations ($000)

Reconciliation to GAAP Results

	Quarter Ended January 31, 2017	Quarter Ended January 31, 2016
Net sales from continuing operations	$20,302	$20,473
Year over year growth	(0.8)%	(19.1)%
Gross profit from continuing operations	7,752	6,010
Gross profit %	38.2%	29.4%
Operating expenses from continuing operations	5,904	6,310
Operating expenses as a percentage of sales	29.1%	30.8%
Operating income from continuing operations	1,848	(300)
Operating income as a percentage of sales	9.1%	(1.5)%
Interest expense from continuing operations	(98)	(208)
Other income (loss) from continuing operations	26	(129)
Pretax income (loss) from continuing operations	1,776	(637)
Income tax expense (benefit) from continuing operations	832	(559)
Net income (loss) from continuing operations	944	(78)
Loss from discontinued operations	—	(2,285)
Loss before taxes for discontinued operations	—	(2,285)
Income tax benefit from discontinued operations	—	(834)
Net loss from discontinued operations	—	(1,451)
Net income (loss)	$944	$(1,529)

Weighted average shares for EPS-Basic	7,262,282	7,241,802
Net (loss) income per share from continuing operations	$0.13	$(0.01)
Net loss per share from discontinued operations	$—	$(0.20)
Net income (loss) per share	$0.13	$(0.21)

Operating income (loss) from continuing operations	$1,848	$(300)
Depreciation and amortization	231	282
Other income (loss) from continuing operations	26	(129)
EBITDA from continuing operations	2,105	(147)
Equity compensation	99	166
Adjusted EBITDA	2,204	19
Cash paid for taxes (foreign)	473	449
Capital expenditures	297	125
Free cash flow	$1,434	$(555)

Operating Results as Restated for Discontinued Operations ($ 000)

Reconciliation to GAAP Results

	Twelve Months Ended January 31, 2017	Twelve Months Ended January 31, 2016
Net sales from continuing operations	$86,183	$99,646
Year over year growth	(13.5)%	6.7%
Gross profit from continuing operations	31,637	36,333
Gross profit %	36.7%	36.5%
Operating expenses from continuing operations	24,790	24,521
Operating expenses as a percentage of sales	28.8%	24.6%
Operating income from continuing operations	6,847	11,812
Operating income as a percentage of sales	7.9%	11.9%
Interest expense from continuing operations	(620)	(785)
Other income (loss) from continuing operations	46	(120)
Pretax income from continuing operations	6,273	10,907
Income tax expense from continuing operations	2,380	3,117
Net income from continuing operations	3,893	7,790
Non-cash reclassification of Other Comprehensive Income to Statement of Operations (no impact on stockholder’s equity)	—	(1,286)
Loss from operations from discontinued operations	—	(3,538)
Loss from disposal of discontinued operations	—	(515)
Loss before taxes for discontinued operations	—	(5,339)
Income tax benefit from discontinued operations	—	(1,403)
Net loss from discontinued operations	—	(3,936)
Net income	$3,893	$3,854

Weighted average shares for EPS-Basic	7,257,553	7,171,965
Net income per share from continuing operations	$0.54	$1.09
Net loss per share from discontinued operations	$—	$(0.55)
Net income per share	$0.54	$0.54

Operating income from continuing operations	$6,847	$11,812
Depreciation and amortization	1,194	986
Other income (loss) from continuing operations	46	(120)
EBITDA from continuing operations	8,087	12,678
Equity compensation	276	586
Severance and recruiter charges in the USA	461	—
Adjusted EBITDA	8,824	13,264
Cash paid for taxes (foreign)	1,599	1,826
Capital expenditures	413	840
Free cash flow	$6,812	$10,598

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS	January 31,	January 31,
	2017	2016
Current assets	($ 000’s)
Cash and cash equivalents	$10,365	$7,022
Accounts receivable, net of allowance for doubtful accounts of $417 and $593 at January 31, 2017 and 2016, respectively	10,704	11,476
Inventories, net of allowance of $2,305 and $2,566 at January 31, 2017 and 2016, respectively	35,535	40,841
Prepaid VAT tax	1,361	1,143
Other current assets	2,121	1,635
Total current assets	60,086	62,117
Property and equipment, net	8,527	9,268
Assets held for sale	901	1,101
Deferred income tax	13,515	14,338
Prepaid VAT and other taxes	478	377
Other assets	176	188
Goodwill	871	871
Total assets	$84,554	$88,260
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,928	$4,254
Accrued compensation and benefits	1,311	1,157
Other accrued expenses	1,018	1,813
Current maturity of long-term debt	50	50
Short-term borrowings	153	3,226
Borrowings under revolving credit facility	4,865	9,458
Total current liabilities	12,325	19,958
Long-term portion of debt	716	691
VAT taxes payable	6	95
Total liabilities	13,047	20,744
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	-	-
Common stock, $.01 par; authorized 10,000,000 shares, Issued 7,620,215 and 7,610,603; outstanding 7,263,774 and 7,254,162 at January 31, 2017 and 2016, respectively	76	76
Treasury stock, at cost; 356,441 shares at January 31, 2017 and 2016, respectively	(3,352)	(3,352)
Additional paid-in capital	64,764	64,468
Retained earnings	12,401	8,508
Accumulated other comprehensive loss	(2,382)	(2,184)
Total stockholders' equity	71,507	67,516
Total liabilities and stockholders' equity	$84,554	$88,260

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	January 31,
	In ($000’s) except share information
	2017	2016
Net sales from continuing operations	$86,183	$99,646
Cost of goods sold from continuing operations	54,546	63,313
Gross profit from continuing operations	31,637	36,333
Operating expenses from continuing operations	24,790	24,521
Operating profit from continuing operations	6,847	11,812
Other income (loss), net from continuing operations	46	(120)
Interest expense from continuing operations	(620)	(785)
Income before taxes from continuing operations	6,273	10,907
Income tax expense from continuing operations	2,380	3,117
Net income from continuing operations	3,893	7,790
Noncash reclassification of Other Comprehensive Income to Statement of Operations (no impact on stockholders’ equity)	-	(1,286)
Loss from operations from discontinued operations	-	(3,538)
Loss from disposal of discontinued operations	-	(515)
Loss before taxes for discontinued operations	-	(5,339)
Income tax benefit from discontinued operations	-	(1,403)
Net loss from discontinued operations	-	$(3,936)
Net income	$3,893	$3,854
Net income (loss) per common share – Basic:
Income from continuing operations	$0.54	$1.09
Loss from discontinued operations	-	$(0.55)
Net income	$0.54	$0.54
Net income (loss) per common share – Diluted:
Income from continuing operations	$0.53	$1.07
Loss from discontinued operations	-----	$(0.54)
Net income	$0.53	$0.53
Weighted average common shares outstanding:
Basic	7,257,553	7,171,965
Diluted	7,327,248	7,254,340